Exhibit 99.1

INCO ANNOUNCES DECISION TO PROCEED WITH GORO PROJECT

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UPDATED CAPITAL COST ESTIMATE AND SCHEDULE
AND PROGRESS ON OTHER KEY MILESTONES
PROVIDES BASIS FOR DECISION TO PROCEED

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TORONTO, October 19, 2004 — Inco Limited announced today that, having completed and successfully achieved the key objectives of the second and final phase of its Goro project review, it has decided to proceed with the development of its Goro nickel-cobalt project in New Caledonia.

“We are happy to report that all of the critical elements we required to proceed with Goro have all come together through our review process, giving us the confidence to make this positive decision,” said Inco Chairman and CEO Scott Hand. “Our review has been successfully completed and we have the right project going forward: We’re on our way,” he noted.

A key objective of the second phase, or Phase 2, of the Goro review was to achieve a reliable and acceptable capital cost estimate for the project. This review, which proceeded in two phases, had begun following the decision made in December 2002 to suspend the project.

The final results of the review have included an updated capital cost estimate of $1.878 billion (U.S.), within a minus 5 per cent to plus 15 per cent reliability range. This estimate includes about $40 million (U.S.) for assumed escalation in costs during the construction phase of the project, an amount that was not in previous capital cost estimates, and also reflects favourable currency hedging gains realized by Inco of about $31 million (U.S.) which were also not included in previous estimates. The principal reasons for the increase from the $1.85 billion (U.S.) estimate announced on May 25, 2004 has been higher costs for a range of construction materials and labour required for construction and the incorporation of a new tailings storage area as part of the project.

The final results of Phase 2 of the review also included an updated estimated cash cost per pound of nickel to be produced by the project, after by-product credits, of $1.10 to $1.15 (U.S.) per pound, based upon a cobalt price of $7.00 (U.S.) per pound. “We believe that the Goro project returns will achieve our goal of meeting Inco’s long-term, after-tax weighted average cost of capital of 9 to 10 per cent assuming a $3.00 per pound price for nickel and a $7.00 per pound price for cobalt,” Mr. Hand noted.

Phase 2 of the project review also focused on a number of other key objectives, including (1) a viable project implementation schedule and clear project execution plan, (2) a prudent financing plan taking into account Inco’s projected cash flow potential to fund its expected share of the capital cost of the project, (3) an experienced and dedicated team for both the construction and operating phases and (4) optimizing the Goro project’s planned process plant design and engineering requirements while also meeting specific objectives on project operability, maintainability, risk mitigation and environmental protection. The final results of Phase 2 of the review have met all of these key objectives. Consistent with the preliminary results of Phase 2 of the review announced in May 2004, the project’s process plant footprint area has decreased by approximately 50 per cent from its original plan, reducing the quantities of bulk materials required, enhancing the efficiency of the planned process plant from an operational and maintenance perspective, and reducing any potentially adverse environmental effects.

“The final results of Phase 2 are consistent with the key preliminary findings of this phase we announced in May, and our confidence level is now much higher,” said Inco President and Chief Operating Officer Peter Jones. “We believe that we now have a very reliable, cost-effective and efficient configuration for our Goro project, allowing us to develop the project in a manner consistent with our operational and financial objectives and with the support of the government and the provinces of New Caledonia,” he added.

In moving forward with Goro, the project will focus initially on engineering work, with remobilization for construction at the Goro site expected to begin in early 2005. Based upon the final results of Phase 2 of the review, the project construction schedule is expected to be approximately 35 months in length, with initial production estimated to begin in September 2007.

Inco and Goro Nickel S.A. (“Goro Nickel”), the project company, currently plan that, as part of the project schedule, the Goro project would reach about 75% of its expected annual capacity of 60,000 metric tonnes of nickel within 12 months after initial production, and would be at approximately 90% of the expected nickel capacity within two years after initial production. The Goro project’s expected cobalt capacity has been revised to a current range of 4,300 to 5,000 metric tonnes per year to take into account the optimized mine plan for the project as part of the final results of the review.

“We’ve put together an exceptionally strong and experienced team to manage Goro through every phase of construction and ramp-up,” said Mr. Jones. “We have also formed an integrated overall team consisting of personnel from the owner and the SNC Lavalin-Foster Wheeler organizations’ joint venture, CEG, to build on the strengths and capabilities of all our personnel.”

As part of the objectives Inco set for Phase 2 of the review, Inco has over the past several months sufficiently advanced, consistent with these objectives, certain other key milestones to be met to enable the Company to reach its decision to proceed with the project. These milestones have included (1) achieving sufficient progress on all key permits for the construction and operation of the Goro project in New Caledonia and a Good Neighbour Agreement and having reached appropriate understandings or arrangements with local labour unions and other key stakeholders in New Caledonia to put Inco and Goro Nickel in a position to proceed with the project, including with respect to both the construction and eventual operating phases, on a basis that will help to ensure a clear dispute resolution process designed to avoid any potential labour or other disruptions, (2) advancing the terms of the Girardin Act tax-advantaged financing to be provided by the French Government and (3) reaching a satisfactory understanding on the acquisition by the three provinces of New Caledonia of the interest in Goro Nickel held by the French Government agency, Bureau de Recherches Géologiques et Minières (“BRGM”), as part of a required realignment of the equity ownership in the project to also enable Sumitomo Metal Mining Co., Ltd. and Mitsui & Co., Ltd. to be brought into the project.

Inco, the governments of the three provinces of New Caledonia and BRGM have entered into a letter of understanding covering the acquisition of BRGM’s interest in Goro Nickel by these three provinces. The letter of understanding also covers the rights, once they have acquired BRGM’s interest, that these three provinces would have as a shareholder in Goro Nickel, including the right to maintain up to a 10 per cent interest in Goro Nickel once certain shareholder advances have been capitalized, which will have the effect of reducing BRGM’s current approximately 15 per cent interest to about 10 per cent. It is currently expected that definitive agreements covering the sale of BRGM’s interest and the rights that the three provinces of New Caledonia will have as a shareholder in Goro Nickel will be completed prior to the end of 2004.

Inco has continued its discussions with the French Government in obtaining at least $350 million (U.S.) in the Girardin Act tax-advantaged financing which the French Government had earlier agreed in principle to provide to the project. While the French Government has recently reconfirmed the availability of this financing for the Goro project, the specific terms and conditions of this financing still need to be agreed upon with the French Government. The current expected economic benefits to the project of this financing would be about $120 million (U.S.).

“I am very pleased that a decision has been taken to proceed with the Goro project based upon the participation of the provinces of New Caledonia as a shareholder”, said Anne Duthilleul, President of ERAP, an agency of the French government, and the lead French government official who has been responsible for facilitating nickel development in New Caledonia.

Earlier today, the government of the South Province of New Caledonia formally issued to Goro Nickel the principal governmental operating permit required for the project.

“The government of the South Province of New Caledonia fully supports the development of Goro and we are committed to making the project a success for New Caledonia and for Inco: This project is bringing tremendous hope for the future of New Caledonia,” said South Province President Philippe Gomes. “I have presented the Inco and Goro Nickel Boards of Directors with the signed Installation Classée to proceed with the project”, he stated.

“Projects of this scope require strong partnerships to succeed and deliver sustainable benefits and we have succeeded in putting together strong partnerships for Goro,” said Mr. Hand.

Inco has entered into a memorandum of understanding with Sumitomo Metal Mining Co., Ltd. and Mitsui & Co., Ltd. covering their purchase of a 21 per cent interest in Goro Nickel. Inco and Goro Nickel currently expect that definitive agreements with these two Japanese companies covering the terms and conditions of this acquisition and certain other arrangements relating to their participation in the project, including pro rata rights to product offtake, will be completed prior to year-end 2004. Koichi Fukushima, president of Sumitomo Metal Mining Co., Ltd., said: “Sumitomo and Inco have enjoyed a very productive, long-term partnership covering PT Inco’s nickel operations in Indonesia. Our partnership at Goro will further strengthen our relationship and make a considerable contribution to the further development of our nickel business.”

Inco and Goro Nickel have developed the framework for a Good Neighbour Agreement, which has been endorsed by local community leaders in New Caledonia, setting out the principles intended to build sustainable relationships with the project’s neighbouring communities. This accord is expected to encompass such areas as education, training, local employment and business opportunities, traditional values and social impacts, and to provide a community advisory role in key operational areas such as the environment. “Goro has a long future in New Caledonia and we’re working with the local communities to ensure that the project has a positive impact right from the outset,” said Mr. Hand. “We are gratified by the support we have received from the governments of New Caledonia and France and the local communities of New Caledonia.”

In August 2004, Goro Nickel signed a workplace accord with local unions to be involved in the project which included a dispute resolution process designed to avoid labour disruption during Goro’s construction and operations phases. “The construction phases will include significant involvement from local contractors. Our long-term target is to have over 90 per cent of the operations workforce from New Caledonia,” said Mr. Jones.

“As one of the largest high grade undeveloped lateritic nickel orebodies, Goro remains a very important part of our growth strategy in nickel and has the clear potential to be expanded significantly beyond its initial expected nameplate capacity in the future,” Mr. Hand noted. “We intend to continue our efforts to meet the growing needs of our customers.”

Access to Webcast

As previously announced, interested investors can listen to our presentation on the Goro project which will be part of our conference call covering third quarter 2004 financial and operating results on a live, listen-only basis, or access the archival webcast or the recording of the conference call through the Internet or by calling the toll-free telephone call in North America as indicated below.

The conference call is scheduled for today beginning at 4:30 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the conference call. Slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, by clicking on the “Latest Presentations” link on the homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the conference call can be listened to until 11:59 p.m. (Toronto time) on November 2, 2004 by dialing 1-800-558-5253 in North America and by entering the reservation number 21208377. This recording is also available outside North America by dialing 416-626-4100.

This news release contains forward-looking statements regarding the Company and its Goro nickel-cobalt project, including capital cost estimates and targets, expected nickel and cobalt capacity, cash costs of production of nickel based upon certain assumptions, project schedule and expected timing of initial production and ramp-up of production to expected capacity, changes in project configuration and certain other aspects of the project, resumption of certain work, key milestones relating to the project schedule and advancement of the project, returns on investment, anticipated sources of financing and agreements and other arrangements with the provinces of New Caledonia, the Government of France, Sumitomo Metal Mining Co., Ltd., Mitsui & Co., Ltd. and other parties. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for nickel and other metals, the capital cost, scope, schedule, ramp-up and other key aspects of the Goro project, the timing of receipt of all necessary permits and regulatory approvals, engineering and construction timetables, and the necessary financing plans, including necessary agreements with the French Government and the Government of New Caledonia and its Provinces, and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project.

IN 04/19
October 19, 2004

For further information:
Media Relations: Investor Relations: or www.inco.com	Steve Mitchell (416) 361-7950 Sandra Scott (416) 361-7758

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